EXHIBIT 99.1

News Release

Contact: Corporate Communications

Houston: 713.324.5080

Email: corpcomm@coair.com

News archive: continental.com/news/ Address: P.O. Box 4607, Houston, TX 77210-4607

CONTINENTAL AIRLINES REPORTS OCTOBER 2002 PERFORMANCE

HOUSTON, Nov. 1, 2002 - Continental Airlines (NYSE: CAL) today reported an October 2002 systemwide mainline jet load factor of 69.4 percent, 3.2 points above last year's October load factor. For October 2002, Continental reported an October domestic mainline jet load factor of 70.1 percent and an international mainline jet load factor of 68.3 percent. Due to the events of Sept. 11 last year, comparisons of 2002 versus 2001 do not provide a good historical benchmark. In order to provide a more meaningful comparison, the attached traffic results chart also includes a comparison of October 2002 with October 2000.

Continental reported an on-time arrival rate of 78.4 percent and a completion factor of 99.5 percent for its mainline jet operations in October 2002. Inclement weather affected Continental's system 22 days in October, significantly lowering the airline's on-time performance for that month.

In October 2002, Continental flew 4.7 billion mainline jet revenue passenger miles (RPMs) and 6.8 billion mainline jet available seat miles (ASMs) systemwide, resulting in a traffic increase of 16.7 percent and a capacity increase of 11.3 percent as compared to October 2001. Domestic mainline jet traffic was 2.9 billion RPMs in October 2002, up 6.3 percent from October 2001, and October 2002 domestic mainline jet capacity was 4.1 billion ASMs, up 9.4 percent from October 2001.

Systemwide October 2002 mainline jet passenger revenue per available seat mile (RASM) is estimated to have increased between 8 and 10 percent compared to October 2001 and decreased between 15 and 17 percent compared to October 2000. For September 2002, RASM increased 10.8 percent as compared to September 2001 and declined 17.6 percent as compared to September 2000.

-more-

OCTOBER 2002 PERFORMANCE/PAGE 2

Consolidated breakeven load factor for November 2002 is estimated to be 83 percent. Consolidated breakeven load factor for October 2002 is estimated to have been 80 percent. Actual November consolidated breakeven load factor may vary significantly from this estimate depending on actual passenger revenue yields, fuel price and other factors. Month-to-date consolidated load factor information can be found on Continental's website at continental.com in the Investor Relations-Financial/Traffic Releases section.

ExpressJet Airlines, a subsidiary of Continental Airlines doing business as Continental Express, separately reported an October load factor of 63.3 percent for October 2002, 0.6 points above last year's October load factor. ExpressJet flew 347.5 million RPMs and 548.6 million ASMs in October 2002, resulting in a traffic increase of 21.2 percent and a capacity increase of 20.0 percent versus October 2001.

This press release contains forward-looking statements that are not limited to historical facts, but reflect the Company's current beliefs, expectations or intentions regarding future events. All forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. For examples of such risks and uncertainties, please see the risk factors set forth in the Company's 2001 10-K and its other securities filings, which identify important matters such as terrorist attacks, domestic and international economic conditions, the significant cost of aircraft fuel, labor costs, competition, regulatory matters and industry conditions, including the demand for air travel, the airline pricing environment and industry capacity decisions.

-more-

OCTOBER 2002 PERFORMANCE/PAGE 3

PRELIMINARY TRAFFIC RESULTS

OCTOBER	2002	2001	2000	Change
				2002 vs. 2001	2002 vs. 2000
REVENUE PASSENGER MILES (000)
Domestic	2,887,955	2,716,070	3,281,590	6.3 Percent	(12.0) Percent

International	1,815,604	1,314,700	1,938,601	38.1 Percent	(6.3) Percent
Transatlantic	933,411	641,619	995,823	45.5 Percent	(6.3) Percent
Latin America	479,083	429,340	567,644	11.6 Percent	(15.6) Percent
Pacific	403,109	243,741	375,134	65.4 Percent	7.5 Percent

Total Jet	4,703,558	4,030,770	5,220,191	16.7 Percent	(9.9) Percent

ExpressJet	347,460	286,633	273,922	21.2 Percent	26.8 Percent

AVAILABLE SEAT MILES (000)
Domestic	4,120,445	3,764,721	4,615,504	9.4 Percent	(10.7) Percent

International	2,658,417	2,328,131	2,734,843	14.2 Percent	(2.8) Percent
Transatlantic	1,253,629	1,064,572	1,313,471	17.8 Percent	(4.6) Percent
Latin America	791,686	743,763	887,496	6.4 Percent	(10.8) Percent
Pacific	613,102	519,796	533,876	18.0 Percent	14.8 Percent

Total Jet	6,778,863	6,092,853	7,350,347	11.3 Percent	(7.8) Percent

ExpressJet	548,575	457,231	448,772	20.0 Percent	22.2 Percent

PASSENGER LOAD FACTOR
Domestic	70.1 Percent	72.1 Percent	71.1 Percent	(2.0) Points	(1.0) Points

International	68.3 Percent	56.5 Percent	70.9 Percent	11.8 Points	(2.6) Points
Transatlantic	74.5 Percent	60.3 Percent	75.8 Percent	14.2 Points	(1.3) Points
Latin America	60.5 Percent	57.7 Percent	64.0 Percent	2.8 Points	(3.5) Points
Pacific	65.7 Percent	46.9 Percent	70.3 Percent	18.8 Points	(4.6) Points

Total Jet	69.4 Percent	66.2 Percent	71.0 Percent	3.2 Points	(1.6) Points

ExpressJet	63.3 Percent	62.7 Percent	61.0 Percent	0.6 Points	2.3 Points

CARGO REVENUE TON MILES (000)
Total	87,249	71,635	100,508	21.8 Percent	(13.2) Percent

-more-

OCTOBER 2002 PERFORMANCE/PAGE 4
YEAR-TO-DATE	2002	2001	Change
REVENUE PASSENGER MILES (000)
Domestic	30,335,083	32,438,583	(6.5) Percent

International	19,809,746	19,965,188	(0.8) Percent
Transatlantic	9,015,272	8,931,837	0.9 Percent
Latin America	6,286,225	6,520,833	(3.6) Percent
Pacific	4,508,249	4,512,518	(0.1) Percent

Total Jet	50,144,829	52,403,771	(4.3) Percent

ExpressJet	3,222,436	2,826,677	14.0 Percent

AVAILABLE SEAT MILES (000)
Domestic	41,004,923	44,738,976	(8.3) Percent

International	26,325,409	27,618,737	(4.7) Percent
Transatlantic	11,520,738	11,956,152	(3.6) Percent
Latin America	8,790,284	9,082,945	(3.2) Percent
Pacific	6,014,387	6,579,640	(8.6) Percent

Total Jet	67,330,332	72,357,713	(6.9) Percent

ExpressJet	5,103,655	4,540,220	12.4 Percent

PASSENGER LOAD FACTOR
Domestic	74.0 Percent	72.5 Percent	1.5 Points

International	75.2 Percent	72.3 Percent	2.9 Points
Transatlantic	78.3 Percent	74.7 Percent	3.6 Points
Latin America	71.5 Percent	71.8 Percent	(0.3) Points
Pacific	75.0 Percent	68.6 Percent	6.4 Points

Total Jet	74.5 Percent	72.4 Percent	2.1 Points

ExpressJet	63.1 Percent	62.3 Percent	0.8 Points

CARGO REVENUE TON MILES (000)
Total	751,489	786,460	(4.4) Percent

-more-

OCTOBER 2002 PERFORMANCE/PAGE 5

PRELIMINARY OPERATIONAL AND FINANCIAL RESULTS
OCTOBER	2002	2001	Change
On-Time Performance[1]	78.4%	88.7%	(10.3) Points

Completion Factor[2]	99.5%	99.6%	(0.1) Points

YEAR-TO-DATE	2002	2001	Change
On-Time Performance[1]	84.2%	80.1%	4.1 Points

Completion Factor[2]	99.7%	97.3%	2.4 Points

September 2002 actual consolidated breakeven load factor[3]			80.9 Percent

October 2002 estimated year-over-year RASM change			8-10 Percent

October 2002 estimated average price per gallon of fuel, excluding fuel taxes			81 Cents

October 2002 estimated consolidated breakeven load factor[3]			80 Percent

October 2002 actual consolidated load factor[4]			68.9 Percent

November 2002 estimated consolidated breakeven load factor[3]			83 Percent

YEAR-OVER-YEAR RASM[5]	2002 vs. 2001	2002 vs. 2000
May	(6.3) Percent	(15.1) Percent
June	(5.5) Percent	(15.5) Percent
July	(4.0) Percent	(13.5) Percent
August	(2.7) Percent	(15.2) Percent
September	10.8 Percent	(17.6) Percent
October (estimated)	8 to 10 Percent	(15-17) Percent

1 Department of Transportation Arrivals within 14 minutes

2 System Mileage Completion Percentage

3 Consolidated load factor (including Continental Airlines and Continental Express) needed to breakeven on a consolidated net income basis

4 Includes Continental Airlines and Continental Express

5 Continental Airlines has been releasing RASM data since May 2001

###